LOAN AGREEMENT

Loan Agreement (the “Agreement”) dated November 20, 2017 (the “Effective Date”) among WENN Digital Inc. (the “Corporation”) and AppCoin Innovations Inc. (the “Lender”).

Article 1
INTERPRETATION

Section 1.1 Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

Section 1.2 Currency.

All references in this Agreement to dollars or to “$” are expressed in United States currency unless otherwise specifically indicated.

Section 1.3 Certain Phrases.

In this Agreement, the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The expressions “Article”, “Section” and other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of the Agreement. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Article 2
PRINCIPAL SUM

Section 2.1 Principal Sum.

Subject to the terms and conditions of this Agreement, the Lender agrees to make available to the Corporation a loan (the “Loan”) in the aggregate principal amount of $100,000 (the “Principal Amount”). The Principal Amount shall be loaned to Ryde GmbH by the Corporation.

Section 2.2 Maturity Date

The Principal Amount, any accrued and unpaid interest thereon, and any other amounts owing under the Loan, shall mature on one (1) year from the Effective Date (or such later date as may be agreed to, in writing, by the Lender, in its sole discretion) or such earlier date as the Principal Amount may become due and payable in accordance with the terms and conditions thereon.

Section 2.3 Interest.

The Principal Amount outstanding from time to time shall bear interest both before and after maturity, default and judgement from including the date of advance of the Principal Amount to the date of repayment in full at the rate of 7.0% per annum, compounded annually, on the basis of a year of 365 days, with interest payable on the Maturity Date. Interest on overdue interest shall be calculated at the same rate payable on demand.

Section 2.4 Prepayments.

The Principal Amount may be prepaid by the Corporation to the Lender in whole or in part on not less than 10 days prior written notice by the Corporation to the Lender. At the expiry of such notice period, the Corporation shall pay to the Lender the prepayment amount, interest on such portion of the Principal Amount as is being prepaid, accruing to the date of prepayment, and all fees, costs, charges and expenses then due and owing, without bonus or penalty.

Section 2.5 Bonus.

As partial consideration for the Lender agreeing to provide the Loan to the Corporation, the Corporation shall issue to the Lender such number of shares such that the Lender will own 7.5% of the issued and outstanding common stock (the “Common Stock”) of the Corporation after the issuance of Common Stock to each of WENN, Business Instincts Group Inc., Ryde and the other founding shareholders of the Corporation.

Article 3
COVENANTS

Section 3.1 Affirmative Covenants.

So long as any Principal Amount remains outstanding, the Corporation shall:

(a)	preserve and maintain its corporate existence and all its rights, licences, powers, privileges, franchises and goodwill;

(b)	carry on and conduct its business in a proper and efficient manner;

(c)	comply in all material respects with the requirements of all applicable laws;

(d)	advise the Lender immediately upon becoming aware of any Event of Default (as hereinafter defined); and

(e)	promptly cure or cause to be cured any defects in the execution and delivery of this Agreement or any defects in the validity or enforceability of this Agreement.

Article 4
TERMINATION AND EVENTS OF DEFAULT

Section 4.1 Termination

This Agreement may, by notice in writing, be terminated:

(a)	by mutual consent of the parties;

(b)	by the Lender, upon the occurrence of an Event of Default (subject to the provisions of Section 4.3); or

(c)	by either party if there has been a material breach of any provision of this Agreement by the other party and such breach has not been waived by the non-breaching party.

Section 4.2 Events of Default.

The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)	if the Corporation fails to pay any of the Principal Amount or other amounts payable under this Agreement or otherwise payable by the Corporation, its successors or assigns, to the Lender, its successors or assigns when such amounts become due and payable and such failure remains unremedied for five (5) days;

(b)	the Corporation fails to perform, observe or comply with any of the covenants contained in this Agreement and, if the circumstances giving rise to such failure are capable of modification or rectification (such that, thereafter the covenant would be observed or performed), the failure remains uncorrected for a period of 10 days following the earlier of (x) the date on which the Lender provides notice to the Corporation of such failure; and (y) the date on which the Corporation becomes aware of any such failure;

(c)	if the Corporation fails to perform, observe or comply with any other term, covenant or agreement contained in this Agreement and, if the circumstances giving rise to such failure are capable of modification or rectification (such that, thereafter the covenant would be observed or performed), the failure remains uncorrected for a period of 10 days following the earlier of (x) the date on which the Lender provides notice to the Corporation of such failure; and (y) the date on which the Corporation becomes aware of any such failure; or

(d)	if the Corporation (i) admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of creditors, (ii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its properties and assets) occurs, or (iii) takes any corporate action to authorize any of the above actions.

Section 4.3 Consequences of an Event of Default.

Upon the occurrence or existence of any Event of Default and following the expiry of any applicable grace periods and at any time thereafter during the continuance of such Event of Default, the Lender may, by written notice to the Corporation, declare all outstanding amounts payable by the Corporation hereunder (which amount shall be determined as if the Principal Amount and any interest payable thereon was being repaid on the date of such notice) to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Section 4.2(d) hereof, immediately and without notice, all outstanding amounts payable by the Corporation hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both, and may recover all attorneys’ fees and expenses incurred by Lender in collecting or attempting to collect the indebtedness under this Agreement, whether or not any action or proceeding is commenced, and expenses incurred by Lender in connection with any insolvency, bankruptcy, reorganization, or other similar proceedings involving the Company.

Article 5
MISCELLANEOUS

Section 5.1 Indemnification.

The Corporation agrees to indemnify the Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except by reason of the negligence or wilful misconduct of the Lender) which may be imposed on, incurred by, or asserted against the Lender and arising by reason of any action (including any action referred to herein) or inaction or omission to do any act legally required of the Corporation.

Section 5.2 Notice.

Any notice, direction or other communication (each a “Notice”) given regarding the matters contemplated by this Agreement must be in writing, sent by personal delivery, courier or electronic mail and addressed:

To the Lender at:

AppCoin Innovations Inc.
561 Indiana Court
Venice, CA 90291

Attention:       Michael Blum

Telephone:

Email:            michael.blum@appcoininnovations.com

With a copy, which shall not constitute notice, to:

Clark Wilson LLP
Barristers and Solicitors

900-885 West Georgia Street
Vancouver, BC V6C 3H1

Attention:       Virgil Z. Hlus

Telephone:     (604) 891-7707

Email:            vhlus@cwilson.com

To the Corporation at:

WENN Digital Inc.
c/o 561 Indiana Court
Venice, CA 90291

Attention:       Jamie Clarke

Telephone:     (403) 389-7748

Email:

A Notice is deemed to be delivered and received (i) if sent by personal delivery, on the date of delivery if it is a business day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day; (ii) if sent by same-day service courier, on the date of delivery if sent on a business day and delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next business day; (iii) if sent by overnight courier, on the next business day; or (iv) if sent by electronic mail, on the date of delivery or transmission if sent on a business day. A party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 5.3 Time of the Essence.

Time shall be of the essence of this Agreement.

Section 5.4 Announcements.

The parties shall consult with each other before issuing any press release, news release or otherwise making any filings or public statements with respect to this Agreement and the transactions contemplated herein and shall not issue such press release without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, in each case, subject to applicable Laws and the exercise of such fiduciary duties, as may be appropriate.

Section 5.5 No Agency or Partnership.

Nothing contained in this Agreement makes or constitutes any party, or any of its directors, officers or employees, the representative, agent, principal, partner, joint venture, employer, employee of any other party. It is understood that no party has the capacity to make commitments of any kind or incur obligations or liabilities binding upon any other party.

Section 5.6 Expenses.

Except as otherwise expressly provided in this Agreement, each party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated by it. The fees and expenses referred to in this Section are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement, and the transactions contemplated by this Agreement, including the fees and expenses of legal counsel, investment advisers and accountants.

Section 5.7 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by all of the parties.

Section 5.8 Waiver.

(1)	No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

(2)	If a party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

Section 5.9 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement, except as set out herein.

Section 5.10 Successors and Assigns.

(1)	This Agreement becomes effective only when executed by all of the parties. After that time, it is binding on and enures to the benefit of the parties and their respective heirs, administrators, executors, legal personal representatives, successors and permitted assigns.

(2)	Except as otherwise provided in this Agreement, neither this Agreement nor any of the rights or obligations under this Agreement are assignable or transferable by the Corporation without the prior written consent of the Lender, nor by the Lender without the prior written consent of the Corporation, provided that the Lender may, without such consent, assign all or part of its rights and obligations under this Agreement, without reducing its own obligations hereunder, to any of its Affiliates.

Section 5.11 Further Assurances.

The parties agree to execute and deliver such further and other papers, cause such meetings to be held and resolutions passed enacted, exercise their vote and influence, and do and perform and cause to be done and performed, such further and other acts and things that may be necessary or desirable in order to give full effect to this Agreement and every part thereof.

Section 5.12 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

Section 5.13 Governing Law.

This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada.

Section 5.14 Counterparts.

This Agreement may be executed in any number of counterparts (including counterparts by facsimile or other electronic transmission) and all such counterparts taken together will be deemed to constitute one and the same instrument. The party sending the facsimile or other electronic transmission will also deliver the original signed counterpart to the other party, however, failure to deliver the original signed counterpart shall not invalidate this Agreement.

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IN WITNESS WHEREOF the parties have executed this Loan Facility Agreement.

APPCOIN INNOVATIONS INC.

By:	/s/ Michael Blum
Print Name:	Michael Blum
Print Title:	CFO

WENN DIGITAL INC.

By:	/s/ Jamie Clarke
Print Name:	Jamie Clarke
Print Title:	President